                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement       [_]Confidential, for Use of the
                                          Commission Only (as permitted by Rule
                                          14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             SCHLUMBERGER LIMITED
             (Name of Registrant as Specified In Its Certificate)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
   22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule
   14a-6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                                  Schlumberger

                                    NOTICE OF

                     ANNUAL GENERAL MEETING OF STOCKHOLDERS

                                       AND

                                 PROXY STATEMENT

                                 APRIL 10, 2002

            Please sign your proxy card and return it in the enclosed
             envelope so that you may be represented at the Meeting.

                                                                    Schlumberger

Schlumberger Limited
153 East 53 Street, 57/th/ Floor
New York, New York 10022-4624

    --------------


42, rue Saint-Dominique
75007 Paris, France

   --------------


Parkstraat 83
2514 JG The Hague
The Netherlands

                NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

                            To Be Held April 10, 2002

                                                                   March 6, 2002


     The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles, on Wednesday, April 10, 2002 at 10:30 in the morning (Curacao time), for the following purposes:

1.   To elect 11 directors.

2. To report on the course of business during the year ended December 31, 2001, to adopt and approve the Company's Consolidated Balance Sheet as at December 31, 2001, its Consolidated Statement of Income for the year ended December 31, 2001, and the declaration of dividends by the Board of Directors as reflected in the Company's 2001 Annual Report to Stockholders.

3. To approve the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts of the Company for 2002.

Action will also be taken upon such other matters as may come properly before the meeting.

         The close of business on February 21, 2002 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

                                    By order of the Board of Directors,

                                               Ellen Summer
                                                Secretary

                                 PROXY STATEMENT

                                                                   March 6, 2002

         This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) (the "Company") of proxies to be voted at the 2002 Annual General Meeting of Stockholders. The approximate mailing date of this proxy statement is March 6, 2002. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

         The Schlumberger 2001 Annual Report to Stockholders is included in this package as a separate document. The Company's Consolidated Balance Sheet as at December 31, 2001, its Consolidated Statement of Income for the year ended December 31, 2001 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

         The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $10,000 plus reasonable expenses. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

Voting Procedure

         Each stockholder of record at the close of business on February 21, 2002 is entitled to one vote for each share registered in the stockholder's name. On that date there were 576,234,851 outstanding shares of common stock of Schlumberger, excluding 90,865,189 shares held in treasury.

         Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the holding of the meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the meeting.

         Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in the Netherlands Antilles and, as required by Netherlands Antilles law, meetings of stockholders must be held in the Netherlands Antilles. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

                            1. Election of Directors

         It is intended to fix the number of directors at 11 and to elect a Board of Directors of 11 members, each to hold office until the next Annual General Meeting of Stockholders and until a director's successor is elected and qualified or until a director's death, resignation or removal. Each of the nominees, except Jamie S. Gorelick, Andrew Gould and Adrian Lajous, is now a director and was previously elected by the stockholders. Don Ackerman, a director since 1982, Victor Grijalva, a director since 1998, John Mayo, a director since 2001 and Yoshihiko Wakumoto, a director since 1990 are not standing for reelection. Unless instructed otherwise, the proxies will be voted for the election of the 11 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

         A majority of the votes cast is required to elect each of the nominees for director.

         The Board of Directors Recommends a Vote FOR All Nominees.

         The Board of Directors' nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:


                                                                                                              Director

                             Nominee, Age and Five-Year Business Experience                                     Since
                             ----------------------------------------------                                  ----------
D. EUAN BAIRD, 64; Chairman and Chief Executive Officer since October 1986. (1)..........................        1986
JOHN DEUTCH, 63; Institute Professor,  Massachusetts Institute of Technology, Cambridge, Massachusetts
    since January 1997;  Director of U.S. Central Intelligence May 1995 to December 1996; Director of
    Schlumberger Limited, May 1987 to 1993. (2)..........................................................        1997
JAMIE S. GORELICK, 51; Vice Chair of Fannie Mae, the largest source of financing for U.S. home mortgages, since May 1997; Deputy Attorney General of the United States, March 1993 to April 1997,
    both in Washington, D.C. (3).........................................................................         --
ANDREW GOULD, 55; President and Chief Operating Officer since March 1, 2002; Executive Vice President
    Oilfield Services, January 1999 to March 1, 2002; Executive Vice President Oilfield Products,
    February 1998 to January 1999; President, Wireline & Testing, October 1993 to February 1998..........         --
ADRIAN LAJOUS, 58; Senior Energy Advisor, McKinsey & Company, Houston, Texas, since January 2001;
    Special Advisor to the President of Mexico (international oil matters), January 2000 to November
    2000; Director and CEO, Pemex, Mexico's national oil company from 1990 to 1999. (4)..................         --
ANDRE LEVY-LANG, 64; Independent Investor since November 1999; Chairman of the Executive Board of
    Paribas, an international banking group, May 1998 to August 1999; Chairman  of the Board of
    Management of Compagnie Financiere de Paribas from June 1990 until May 1998, Paris. (5)..............        1992
WILLIAM T. McCORMICK, JR., 57; Chairman and Chief Executive Officer, CMS Energy Corp., a diversified
    energy company, Dearborn, Michigan. (6)..............................................................        1990
DIDIER PRIMAT, 57; President, Primwest Holding N.V., an investment management company, Curacao, N.A.
    (7)..................................................................................................        1988
NICOLAS SEYDOUX, 62; Chairman and Chief Executive Officer, Gaumont, a French film-making  enterprise,
    Paris. (7)...........................................................................................        1982
LINDA GILLESPIE STUNTZ, 47; Partner, law firm of Stuntz, Davis & Staffier P.C., since February 1995;
    Partner, law firm of Van Ness Feldman, P.C., March 1993 to February 1995, both in Washington, D.C.
    (8)..................................................................................................        1993
SVEN ULLRING, 66; Independent Adviser since June 2000; President and Chief Executive Officer, Det Norske
     Veritas, provider of safety, quality and reliability services to maritime, offshore and other
     industries from July 1985 through May 2000, Hovik, Norway. (9)......................................        1990

 (1) Mr. Baird is a director of Scottish Power, a company which supplies gas, electricity and water services in the United Kingdom and Western United States; Societe Generale Group, an international banking group; and AREVA, a nuclear power and connectors company, and a trustee of Haven Capital Management Trust.
 (2) Mr. Deutch is a director of Citigroup, a banking and insurance organization; CMS Energy Corp., a diversified energy company; Cummins Engine Company, Inc., a manufacturer of diesel engines and components; ARIAD Pharmaceuticals, which is engaged in the discovery of novel pharmaceuticals; and Raytheon Corporation, an electronics manufacturer. Mr. Deutch's adult son, Paul Deutch, is employed by a unit of Schlumberger. The employment of Mr. Deutch's son was not influenced by John Deutch's position as a director of the Company.
 (3) Ms. Gorelick is a director of United Technologies Corporation, a company which provides high technology products and services to the aerospace industry where she serves on its Audit, Finance and Public Issues Review Committees and serves on the Harvard Board of Overseers, the John D. and Catherine T. MacArthur Foundation, the Boards of America's Promise and the Carnegie Endowment for International Peace, and is a member of the Council on Foreign Relations and the Central Intelligence Agency's National Security Advisory Panel.
 (4) Mr. Lajous is President of Petrometrica, an energy consulting company, Mexico City; President of Oxford Institute for Energy Studies, Oxford, U.K.; and Senior Energy Advisor at Morgan Stanley, London.
 (5) Mr. Levy-Lang is a director and member of the Compensation Committee of AGF, a French insurance company and a director of Dexia, a Belgian financial services company.

 (6) Mr. McCormick is Chairman of Consumers Energy, a utility company; and a director of Bank One, Inc., a regional bank holding company, and Rockwell Automation Inc., a diversified producer of, among others, electronic, industrial automation and avionics products.
 (7) Mr. Primat and Mr. Seydoux are cousins.
 (8) Mrs. Stuntz is a director of American Electric Power Company, Inc., an electric and power holding company, where she is Chairman of its Finance Committee and is a member of its Executive, Public Policy, and Directors Committees; and a director of the Electricity Innovation Institute, a nonprofit public benefit corporation engaged in research and technologies related to electricity production, transmission, distribution and utilization.
 (9) Mr. Ullring is Chairman of the Supervisory Board of Norsk Hydro, an energy, fertilizer and metals company; Chairman of the Supervisory Board of Storebrand, an insurance company; and Chairman of the Board of the Environmental Forum, all in Oslo, Norway; and a member of the Board of Keppel Corporation, a real estate development, shipbuilding and telecommunications company in Singapore.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information with respect to persons known by the Company to be the beneficial owner of 5% or more of the Common Stock.

                                                 Beneficial Ownership
                                                   of Common Stock
                                     -----------------------------------------

                                        Number of                Percentage
Name and Address                          Shares                  of Class
----------------                     -----------------------------------------
FMR Corp. (1)                           43,972,478                 7.638%
     85 Devonshire Street
     Boston, Massachusetts 02109
   (1) Based on a Statement on Schedule 13G dated February 14, 2002. Such filing indicates that FMR Corp. has sole voting power with respect to 3,016,417 shares and sole dispositive power with respect to 43,972,478 shares. FMR Corp. is the parent of Fidelity Management & Research Company, investment adviser to the Fidelity group of investment companies. The filing indicates that the Common Stock was acquired in the ordinary course of business and not for the purpose of influencing control of the Company.

         The following lists the shares of Schlumberger Common Stock beneficially owned as of January 31, 2002 by all directors and nominees, by each of the named executive officers, and by the directors and officers as a group. Except as footnoted, each individual has sole voting and investment power over the shares listed by that individual's name. As of January 31, 2002, no nominee for director owned more than 1% of the outstanding shares of the Company's Common Stock, except Mr. Primat who owned 4.09%. All 23 directors and executive officers as a group owned 4.33% of the outstanding shares of the Company at January 31, 2002.

Name                                                                                  Shares
----                                                                                  ------
Don E. Ackerman...............................................................          2,500
D. Euan Baird.................................................................      2,403,404 (1)
Pierre Bismuth................................................................        202,092 (2)
John Deutch...................................................................          4,100 (3)
Maurice Dijols................................................................        104,073 (4)
Jaime S. Gorelick.............................................................              0
Andrew Gould..................................................................        329,918 (5)
Victor E. Grijalva............................................................        786,288 (6)
Adrian Lajous.................................................................              0 (7)
Andre Levy-Lang...............................................................          4,500
Jack Liu......................................................................        207,955
John C. Mayo..................................................................          2,500
William T. McCormick, Jr......................................................         10,500
Irwin Pfister.................................................................        340,740 (8)
Didier Primat.................................................................     23,557,628 (9)
Nicolas Seydoux...............................................................        252,024 (10)
Linda Gillespie Stuntz........................................................          5,800 (11)
Sven Ullring..................................................................          3,905
Yoshihiko Wakumoto............................................................          2,500
All directors and executive officers as a group (23 persons)..................     24,939,904 (12)

----------
(1) Includes 699,955 shares held in a revocable grantor trust and 1,703,449 shares which may be acquired by Mr. Baird within 60 days through the exercise of stock options.
(2) Includes 58,177 shares held in a revocable grantor trust; 135,089 shares which may be acquired by Mr. Bismuth within 60 days through the exercise of stock options; and 4,800 shares in which he shares voting and investment power.
(3) Includes 600 shares owned by Mr. Deutch's wife, as to which he disclaims beneficial ownership.
(4) Includes 89,524 shares which may be acquired by Mr. Dijols within 60 days through the exercise of stock options.
(5) Includes 294,918 shares which may be acquired by Mr. Gould within 60 days through the exercise of stock options.
(6) Includes 670,389 shares which may be acquired by Mr. Grijalva within 60 days through the exercise of stock options.
(7) Excludes 300 shares held in a family trust as to which Mr. Lajous does not have voting or investment powers.
(8) Includes 321,950 shares which may be acquired by Mr. Pfister within 60 days through the exercise of stock options.
(9) Includes 560,000 shares as to which Mr. Primat shares investment power and 5,999,008 shares held for account of the minor children of Mr. Primat as to which he has joint voting and investment power.
(10) Includes 15,364 shares owned by Mr. Seydoux's wife as to which he shares voting and investment power.
(11) Includes 3,000 shares as to which Mrs. Stuntz shares voting power and 300 shares owned by a minor child in a trust for which Mrs. Stuntz serves as trustee.
(12) Includes 3,824,123 shares which may be acquired by executive officers as a group because they have the right to acquire such shares within 60 days through the exercise of stock options.

Board and Committees

     Schlumberger has an Audit, a Compensation, a Finance, a Nominating and a Technology Committee.

     The Audit Committee is comprised of four independent directors. It assists the Board in fulfilling its responsibilities to oversee the Company's financial reporting process and monitors the integrity of the Company's financial statements and the independence and performance of the Company's auditors. The Audit Committee recommends for appointment by the Board of Directors, subject to approval by the stockholders, a firm of independent certified public accountants whose duty is to examine the Schlumberger consolidated financial statements. Mrs. Stuntz is Chair of the Audit Committee, and Messrs. Levy-Lang, Mayo and Primat are the other members.

     The Compensation Committee reviews and approves the compensation of the officers of the Company, advises on compensation and benefits matters and administers the Company's stock option plans. Mr. McCormick is Chair of the Compensation Committee. Messrs. Ackerman, Seydoux and Ullring are the other members.

     The Finance Committee advises on various matters, including dividend and financial policies and the investment and reinvestment of funds. The Finance Committee periodically reviews the administration of the Schlumberger employee benefit plans and those of its subsidiaries. Mr. Levy-Lang is Chair of the Finance Committee and Messrs. Ackerman, Baird, Grijalva and Wakumoto are the other members.

     The Nominating Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meetings of stockholders. It may also recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies which occur on the Board. Mr. Seydoux is Chair of the Nominating Committee, and Mrs. Stuntz, Messrs. Baird, Deutch and McCormick are the other members. The Nominating Committee will consider nominees recommended by stockholders who may submit nominations to Chair, Nominating Committee, care of the Secretary, Schlumberger Limited, 153 East 53 Street, 57/th/ Floor, New York, New York 10022-4624.

     The Technology Committee advises the Board and senior management on various matters including the quality and relevance of programs dealing with scientific research, development, information and manufacturing technology and also advises on research strategy and university relationships. Mr. Deutch is Chair of the Technology Committee and Mr. Levy-Lang is also a member.

     During 2001 the Board of Directors held five meetings. The Audit Committee met four times; the Compensation Committee met four times; the Finance Committee met once; the Nominating Committee met five times; and the Technology Committee met twice. All incumbent director nominees attended at least 83% of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served.

     Directors who are employees of Schlumberger do not receive compensation for serving on the Board or on committees of the Board. Board members who are not employees receive annual fees of $40,000 each, annual stock awards of 500 shares of Schlumberger common stock and additional annual fees of $10,000 as members of each of the committees on which they serve, except that the Chair of each Committee receives an annual fee of $20,000, rather than the $10,000 annual fee for committee service.

Audit Committee Report

     The Audit Committee is comprised of four directors and operates under a written charter reviewed annually by the Board of Directors. All members of the Audit Committee are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards. The Audit Committee assists the Board in fulfilling its responsibilities to oversee the Company's financial reporting process and monitors the integrity of the Company's financial statements and the independence and performance of the Company's auditors. In this context, we have reviewed and discussed the Company's financial statements with Company management and the independent auditors, PricewaterhouseCoopers LLP, including matters raised by the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has reviewed and discussed such other matters as we deemed appropriate.

     The Company's independent auditors provided the Audit Committee with written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed the PricewaterhouseCoopers' independence with them.

     We have considered whether the provision of services by PricewaterhouseCoopers LLP not related to the audit of the Company's financial statements and to the review of the Company's interim financial statements is compatible with maintaining PricewaterhouseCoopers' independence.

     Based on the foregoing review and discussion, and relying on the representation of Company management and the independent auditors' report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE SCHLUMBERGER
BOARD OF DIRECTORS

         A. Levy-Lang              D. Primat
         J. Mayo                   L. Stuntz, Chair

EXECUTIVE COMPENSATION
Summary of Cash and Certain Other Compensation

     The following table shows the compensation paid by the Company and its subsidiaries to the Chief Executive Officer, the next four most highly compensated executive officers as of December 31, 2001, and to one other person who served as an executive officer during the year but who was not an executive officer as of December 31, 2001 (the "named officers") for the fiscal years ending December 31, 2001, 2000 and 1999.

                           SUMMARY COMPENSATION TABLE

                                                                      Long Term Compensation
                                                                      ----------------------
                                             Annual Compensation           Awards
                                        ----------------------------       ------
                                                                         Securities              All
                                                                         Underlying             Other
Name and Principal Position      Year    Salary ($)(2)  Bonus ($)(2)   Options (#) (3)  Compensation ($) (4)
---------------------------      ----    -------------  ------------   ---------------  --------------------
D. E. Baird..................... 2001     1,500,000     2,000,000              0              210,000
  Chairman and                   2000     1,500,000     1,500,000              0              175,000
  Chief Executive Officer        1999     1,500,000     1,000,000              0              105,000
-------------------------------------------------------------------------------------------------------------
A. Gould........................ 2001       800,000     1,120,000        100,000               95,704
  Executive Vice President,      2000       507,000       567,200        200,000               53,922
  Oilfield Services              1999       589,102       310,915         54,950               36,691
-------------------------------------------------------------------------------------------------------------
I. Pfister...................... 2001       575,000       675,000        100,000               50,750
  Executive Vice President,      2000       500,000       150,000        100,000               44,800
  SchlumbergerSema               1999       500,000       290,000         54,949               39,719
-------------------------------------------------------------------------------------------------------------
J. Liu.......................... 2001       450,000       245,000              0               44,100
  Executive Vice President       2000       400,000       180,000        100,000               39,550
  Finance                        1999       400,000       165,000         54,949               22,250
   and Chief Financial Officer
-------------------------------------------------------------------------------------------------------------
M. Dijols (1)................... 2001       356,827       281,093         20,000               47,013
  Former Vice President,
  Information Technology
-------------------------------------------------------------------------------------------------------------
P. Bismuth...................... 2001       350,000       210,000         20,000               37,240
  Vice President, Personnel

1) Mr. Dijols was Vice President Information Technology from May 1, 2001 until September 17, 2001 and is now President EUA, SchlumbergerSema.
2) Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings Plan.
3)   The Company has granted no stock appreciation rights or restricted stock.
4)   The 2001 amounts disclosed in this column include:
         (a)  Company contributions to Schlumberger Profit Sharing Plans
         (b)  Company contributions to the International Staff Profit
              Sharing Plan
         (c)  Company unfunded credits to the Schlumberger Supplementary
              Benefit Plan
         (d)  Company unfunded matching credits to the Schlumberger
              Restoration Savings Plan

                                       (a)($)    (b)($)     (c)($)     (d) ($)
                                       ------    ------     ------     -------
     Mr. Baird.......................  11,900      N/A      113,200     84,900
     Mr. Gould.......................  11,900      N/A       47,888     35,916
     Mr. Pfister.....................  11,900      N/A       22,200     16,650
     Mr. Liu.........................  11,900      N/A       18,400     13,800
     Mr. Dijols......................  13,600    13,946      12,167      7,300
     Mr. Bismuth.....................  11,900      N/A       14,480     10,860

     The Company's matching credits under the Schlumberger Restoration Savings Plan are vested one-third at three years of service, two-thirds at four years, fully at five years or upon reaching the earliest of age 60, death or change of control. The amounts credited under the Schlumberger Restoration Savings Plan will be paid upon termination or retirement, death, disability, or change in control.

Stock Option Grants Table

         The following table sets forth certain information concerning options granted during 2001 to the named officers. Shown are hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the ten-year term of the options. Any amount realized upon exercise of the options will depend upon the market price of Schlumberger common stock at the time the option is exercised relative to the exercise price of the option. There is no assurance that the amounts reflected in this table will be realized.

                        Option Grants in Last Fiscal Year

                                                 Individual Grants
                            ----------------------------------------------------------   Potential Realizable
                                                                                        Value at Assumed Annual
                                                  % of Total                              Rates of Stock Price
                                 Number of         Options                                  Appreciation
                                Securities         Granted to    Exercise                 for Option Term
                             Underlying Options   Employees in     Price     Expiration ----------------------
Name                          Granted (#)(1)     Fiscal Year    ($/SH)(2)      Date      5%($)          10%($)
----                       ------------------    ------------    --------   --------    ------         -------
D. E. Baird............          0                 ----          ----         ----       ----          ----

A. Gould...............       100,000              2.43         62.375      4/18/11   $3,922,730    $9,940,969

I. Pfister.............       100,000              2.43         62.375      4/18/11   $3,922,730    $9,940,969

J. Liu.................          0                 ----          ----         ----       ----          ----

M. Dijols..............        20,000              0.49         62.375      4/18/11   $  784,546    $1,988,194

P. Bismuth.............        20,000              0.49         62.375      4/18/11   $  784,546    $1,988,194

------------
(1) The Company has not granted any stock appreciation rights. Options listed above become exercisable in installments of 20% each year following the date of grant. All outstanding stock options become fully exercisable prior to liquidation or dissolution of the Company or prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation unless such merger, reorganization or consolidation provides for the assumption of such stock options.
(2) The exercise price of the options is equal to the average of the high and the low per share prices of the common stock on the options' dates of grant and may be paid in cash or by tendering shares of common stock. Applicable tax obligations may be paid in cash or by the withholding of shares of common stock.

Stock Option Exercises and
December 31, 2001 Stock Option Value Table

     The following table shows certain information concerning options exercised during 2001 by the named officers and the number and value of unexercised options at December 31, 2001. Schlumberger has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 2001 as shown below are presented pursuant to Securities and Exchange Commission rules. Any amount realized upon exercise of stock options will depend upon the market price of Schlumberger common stock at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

           Aggregated Option Exercises in Last Fiscal Year and Fiscal
                             Year-End Option Values


                                                               Number of Securities     Value of Unexercised
                                                              Underlying Unexercised    In-The-Money Options
                              Shares                          Options at FY-End (#)       at FY-End ($) (2)
                           Acquired on     Value Realized         Exercisable /             Exercisable/
Name                       Exercises (#)     ($) (1)              Unexercisable             Unexercisable
----                       -------------   --------------    ----------------------    --------------------
D. E. Baird...............      0               __                  1,703,449/             34,479,556/
                                                                      109,900                    0.00

A. Gould..................      0               __                    283,928/              3,976,843/
                                                                      323,742                 333,228

I. Pfister................      0               __                    310,960/              4,287,425/
                                                                      240,443                 333,208


                                                               Number of Securities     Value of Unexercised
                                                              Underlying Unexercised    In-The-Money Options
                             Shares                          Options at FY-End (#)     at FY-End ($) (2)
                           Acquired on    Value Realized         Exercisable /           Exercisable /
Name                      Exercises (#)     ($) (1)              Unexercisable            Unexercisable
----                     -------------    --------------    ----------------------    --------------------
J. Liu..................        0               __                    180,555/              2,393,031/
                                                                      139,344                 333,218

M. Dijols...............     10,990          393,519                   85,128/                451,019/
                                                                       74,770                 133,271

P. Bismuth..............        0               __                    135,089/              1,530,732/
                                                                       87,960                    0.00

---------------------
(1)  Market value of stock on date of exercise less exercise price.
(2) Closing price of stock on December 31, 2001 ($54.95) less exercise price.


Employment Agreement

     Effective March 1, 2002, Jack Liu assumed a new position as Senior Advisor. Mr. Liu's employment agreement with the Company provides for his current annual salary of $450,000 through February 28, 2003, adjusted to $337,000 for the remainder of the agreement, which will expire on December 31, 2004, when he will retire. Mr. Liu will receive certain supplemental pension benefits and will continue to participate in the Company's employee benefits plans, other than vacation and the annual cash incentive awards program.

Pension Plans

     Schlumberger and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries. Certain of the plans also permit or require contributions by employees.

     Benefits under the international staff pension plans of the Company and certain of its subsidiaries are based on a participant's pensionable salary (generally, base salary plus incentive) for each year in which the employee participates in the plans and the employee's length of service with the Company or the subsidiary. Since January 1, 1993, the benefit earned has been 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement. Estimated annual benefits from these plans payable upon retirement are: $37,052 for Mr. Baird, $124,237 for Mr. Gould, $61,612 for Mr. Liu, $43,167 for Mr. Dijols and $36,580
for Mr. Bismuth.

     Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries are based on an employee's admissible compensation (generally, base salary plus incentive) for each year in which an employee participates in the U.S. plans and the employee's length of service with the Company or the subsidiary. From January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee's completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan are accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Estimated annual benefits from the plans payable upon retirement (assuming retirement at age 65) are: $43,292 for Mr. Dijols and, assuming admissible compensation continues at the December 31, 2001 levels, estimated annual benefits payable from the U.S. plans and the supplementary benefit plan are: $715,795 for Mr. Baird; $318,441 for Mr. Gould; $213,241 for Mr. Pfister; $206,603 for Mr. Liu and $196,849 for Mr. Bismuth.

Corporate Performance Graph

     The following graph compares the yearly percentage change in the cumulative total stockholder return on Schlumberger common stock, assuming reinvestment of dividends on the last day of the month of payment into common stock of Schlumberger, with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Value Line's Oilfield Services Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. Schlumberger believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Schlumberger executive compensation program is based on financial and strategic results and the other factors set forth and discussed in the Compensation Committee Report beginning on page 9.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
       AMONG SCHLUMBERGER LIMITED, S&P 500 INDEX AND VALUE LINE'S OILFIELD
                             SERVICES INDUSTRY INDEX

                                    [GRAPH]

                                                   Value Line
                                                Oilfield Services
             Schlumberger Ltd.      S&P 500       Industry Index
             ----------------      -------      -----------------
12/31/96            $100             $100           $100

12/31/97             163              133            155

12/31/98              95              171             75

12/31/99             130              208            111

12/31/00             187              189            154

12/31/01             130              166            109


     Assumes $100 invested on December 31, 1996 in Schlumberger Limited stock, in the S&P 500 Index and in Value Line's 2001 Oilfield Services Industry Index. Reflects reinvestment of dividends on the last day of the month of payment and annual reweighting of the Industry Peer Index portfolio.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board is composed entirely of outside Directors who review and approve compensation programs applicable to executive officers. Specific awards for these officers are approved by the Committee.

     Three programs continue to provide the core compensation vehicles for executive officers:

               -    Base Salaries
               -    Annual Cash Incentive Awards
               -    Stock Option Grants

     Base salaries are reviewed annually for competitiveness against a database of comparator company information provided by outside compensation consultants. The companies in the database are from industry segments in which Schlumberger competes: Oilfield Services and Information Technology with SchlumbergerSema. The companies in the database change slightly from year to year due to mergers and acquisitions as well as the normal movement of companies into and out of the database at their own volition.

     The comparator companies used for compensation purposes are different from those in the Corporate Performance Graph (the Value Line Oilfield Services Industry Index).

     While executive officer base salaries are reviewed annually to analyze their position versus the competitive market, they are adjusted less frequently. Except for significant changes in responsibility, an executive officer's base salary may be increased every three to five years and then by a significant amount. This has allowed the Company to focus primarily on variable compensation during periods of low inflation.

     Mr. Gould's base salary was increased to $800,000 based on increased corporate responsibilities. Mr. Pfister's base salary was increased to $600,000 in April 2001, when he became Executive Vice President of SchlumbergerSema following the acquisition of Sema plc by the Company. Mr. Liu's base salary was increased to $450,000 to position him competitively in the market.

     Annual cash incentive awards for each executive officer are payable early in the calendar (fiscal) year and reflect performance against targets or objectives established in the preceding year.

     Incentive awards for executive officers are calculated as a percentage of the base salary paid for the completed calendar year. The percent varies among executive officer positions to reflect the different levels of impact on Company results. For 2001, the incentive award ranges were:

         0 to 100% for Mr. Baird
         0 to 100% for Messrs. Gould and Pfister
         0 to 75% for Mr. Liu
         0 to 60% for Mr. Bismuth

     With exceptional results incentive ranges can be exceeded.

     One half of the incentive for each executive officer is a function of performance against financial targets for the Company (Messrs. Baird, Liu and Bismuth) or the business sector for which the executive officer is responsible (Messrs. Gould and Pfister). In 2001, the Company and the business sector targets were based on net income goals.

     The second half of the incentive relates to performance against various objectives of each executive officer. Objectives may be strategic or personal and may relate solely to the completed fiscal year or be interim measures against longer-term objectives. The evaluation of the achievement of objectives is discretionary and subject to approval of the Committee.

     Mr. Gould's cash compensation is in the top quartile of the comparator market based on the strong financial performance of the oilfield services sector in 2001. Mr. Pfister's cash compensation is in the third quartile of the comparator market. His objectives were the acquisition of Sema plc and its integration with Test and Transactions and the remaining businesses of the Resource Management Services Group. Mr. Liu's and Mr. Bismuth's results are based on financial goals established for the Company and specific functional and personal objectives. Mr. Liu's and Mr. Bismuth's compensation places them in the top half of the comparator companies.

     Stock option grants are awarded on a general basis to eligible employees on an 18-month to two-year cycle. Grants are awarded on a discretionary basis to professional, managerial and technical employees who demonstrate exceptional performance in their current positions, as well as the likelihood of continuing high quality performance in the future. In addition, grants are awarded between general reviews to recognize promotions, substantial changes in responsibility, significant individual or team achievements, and under special circumstances. In 2001, following the acquisition of Sema plc, eligible SchlumbergerSema employees were recognized with a stock option grant.

     Of the named executive officers, Messrs. Gould, Pfister and Bismuth were awarded stock option grants in 2001.

     The stock option grants awarded by the Company are normally uniform in their terms for executive officers as well as for other optionees: 10-year term; vesting of 20% each year following the date of grant; and option price equal to fair market value on the date of grant. The Company occasionally awards grants with different vesting schedules in particular circumstances. The Company does not utilize below-market options, stock appreciation rights, phantom stock, restricted stock, performance units or reload options.

     Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The Committee does not believe that the cash compensation payable in excess of this amount for fiscal year 2001 will result in any material loss of tax deduction. Therefore, the Committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company's stock option plans are believed to be in compliance with the provisions of Section 162(m).

Bases for the Compensation of the Chief Executive Officer

     As in past years, the same companies used for comparison purposes to review base salaries of other executive officers (and managerial employees throughout Schlumberger) are analyzed to review the base salary of the Chief Executive Officer. The approximately 50 companies in the database are from broad industry segments in which Schlumberger operates.

     The Chief Executive Officer's salary remained at $1,500,000 during 2001.

     The annual incentive range for Mr. Baird was 100% of base salary in 2001. One-half of this award was measured against net income targets for the Company. These targets were exceeded, so payment on the financial portion of the incentive award is greater than 50% of base salary.

     The second half of the award reflects the Committee's evaluation of Mr. Baird's excellent performance against strategic objectives established early in 2001 for the calendar year. These objectives were a combination of acquisitions, divestitures, and integration of new businesses. Disclosure of specific measures applied to evaluate achievement of Mr. Baird's objectives could adversely affect the Company's competitive position.

     The total cash incentive awarded Mr. Baird for 2001 performance was $2,000,000. In combination with base salary, this places him in the top quartile of comparator market data.

     Mr. Baird has no employment agreement with the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER
BOARD OF DIRECTORS

     Don E. Ackerman                         Nicolas Seydoux
     William T. McCormick, Jr., Chair        Sven Ullring



                             2. Financial Statements

     The Company's Consolidated Balance Sheet as at December 31, 2001, its Consolidated Statement of Income for the year ended December 31, 2001, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 2001 are submitted to the stockholders pursuant to the Schlumberger Deed of Incorporation.

     A majority of the votes cast is required for the adoption and approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the 2001 Annual Report to Stockholders.

     The Board of Directors Recommends a Vote FOR Item 2.


                           3. Appointment of Auditors

     PricewaterhouseCoopers LLP have been selected by the Board of Directors as independent public accountants to audit the accounts of the Company for the year 2002. The Schlumberger by-laws provide that the selection of auditors is subject to approval by the stockholders, and a majority of the votes cast is required for such approval. A representative of PricewaterhouseCoopers LLP will attend the 2002 Annual General Meeting and will have the opportunity to make a statement and respond to questions.

     Fees Paid to PricewaterhouseCoopers LLP

     PricewaterhouseCoopers LLP has billed the Company and its subsidiaries fees and out-of-pocket expenses as set forth in the table below for (i) the audit of the Company's 2001 annual financial statements and reviews of quarterly financial statements, (ii) financial information systems design and implementation work rendered in 2001 and (iii) all other services rendered in 2001.

                                          Financial Information
                                           Systems Design and
                             Audit Fees    Implementation Fees    All Other Fees
                             ----------   ---------------------   --------------

     Fiscal year 2001        $6,305,000        $1,385,000           $7,255,000


     The Board of Directors Recommends a Vote FOR Item 3.

Stockholder Proposals for 2003 Annual General Meeting

         In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2003 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 153 East 53 Street, 57/th/ Floor, New York, New York 10022-4624, no later than November 6, 2002. Pursuant to the rules under the Securities Exchange Act of 1934, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2003 Annual General Meeting if the stockholder making the proposal has not given notice to the Company by January 20, 2003.

Other Matters

         Stockholders may obtain a copy of Form 10-K filed with the Securities and Exchange Commission without charge by writing to the Secretary of the Company at 153 East 53 Street, 57/th/ Floor, New York, New York 10022-4624.

         The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

         Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

                                           By order of the Board of Directors,

                                                          Ellen Summer
                                                            Secretary

New York, N.Y.
March 6, 2002

                    Schlumberger Limited (Schlumberger N.V.)

             Proxy Solicitation on Behalf of the Board of Directors

                     Annual General Meeting of Stockholders



          The undersigned, having received the Notice and Proxy Statement of the
 P Annual General Meeting of Stockholders and the 2001 Annual Report to Stockholders, hereby appoints Lupe A. Bosnie, Olette Pierik, Jan A. Konig
 R and Leoni van Roggen and each of them, proxies, with power of subsititution, to vote in the manner indicated on the reverse side hereof,
 O and with discretionary authority as to any other matters that may properly come before the meeting, all my (our) shares of record of Schlumberger
 X Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao,
 Y Netherlands Antilles on April 10, 2002, and at any adjournment or adjournments thereof.

          If no other indication is made, the proxies will vote FOR the election of the director nominees and FOR Proposals 2 and 3.

-----------------                                              -----------------
   SEE REVERSE     Continued and to be signed on reverse side     SEE REVERSE
      SIDE                                                             SIDE
-----------------                                              -----------------

-----                                                                 --------
       Please mark
  X    votes as in
       this example
-----                                                                 --------

       Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations. Directors recommend a vote FOR items 1, 2 and 3.

       1. Election of 11 Directors                                    2. Adoption and approval of       FOR     AGAINST     ABSTAIN
          Nominees: D.E. Baird, J. Deutch, J. Gorelick, A. Gould,        Financials and Dividends       [_]       [_]         [_]
          A. Lajous, A. Levy-Lang, W.T. McCormick, Jr.,
          D. Primat, N. Seydoux, L.G. Stuntz,
          S. Ullring                                                  3. Approval of Auditors           [_]       [_]         [_]


            FOR                 WITHHELD
            ALL                 FROM ALL
          NOMINEES  [_]         NOMINEES    [_]



          FOR ALL NOMINEES
             EXCEPT THOSE
          NOTED IN THE BLANK    [_] _________________



                                                       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      [_]


                                                       Please sign names exactly as printed hereon. If
                                                       signing as attorney, administrator, executor,
                                                       guardian or trustee, please give full title as
                                                       such. Please sign, date and return in the enclosed
                                                       envelope.


Signature:_________________________ Date:_______  Signature:_________________________ Date:_______